Exhibit 12.2

Con Edison Company of New York, Inc.

Ratio to Earnings to Fixed Charges

(Millions of Dollars)

	For the Three Months Ended	For the Twelve Months Ended December 31,
	March 31, 2003	2002	2001	2000	1999	1998
Earnings
Net Income for Common Stock	$593	$605	$649	$570	$698	$728
Preferred Stock Dividend	12	13	14	14	14	17
Cumulative Effect of Changes in Accounting Principles	—	—	—	—	—	—
(Income) or Loss from Equity Investees	1	1	—	—	—	1
Minority Interest Loss	—	—	—	—	—	—
Income Tax	346	342	427	290	366	414
Pre-Tax Income from Continuing Operations	$952	$961	$1,090	$874	$1,078	$1,160

Add: Fixed Charges*	431	408	410	392	340	346
Add: Amortization of Capitalized Interest	—	—	—	—	—	—
Add: Distributed Income of Equity Investees	—	—	—	—	—	—
Subtract: Interest Capitalized	—	—	—	—	—	—
Subtract: Preferred Stock Dividend Requirement	18	—	—	—	—	—
Earnings	$1,365	$1,369	$1,500	$1,266	$1,418	$1,506

* Fixed Charges
Interest on Long-term Debt	336	$333	$347	$319	$292	$295
Amortization of Debt Discount, Premium and Expense	13	12	13	13	13	14
Interest Capitalized	—	—	—	—	—
Other Interest	50	51	32	43	17	18
Interest Component of Rentals	14	12	18	17	18	19
Preferred Stock Dividend Requirement	18	—	—	—	—	—
Fixed Charges	$431	$408	$410	$392	$340	$346

Ratio of Earnings to Fixed Charges	3.2	3.4	3.7	3.2	4.2	4.4

Exhibit 12.2

Consolidated Edison Company of New York, Inc.

Ratio of Earnings to Fixed Charges

(Millions of Dollars)

Twelve Months Ended March 2003

Earnings
Net Income for Common Stock	$593
Preferred Stock Dividend	12
Cumulative Effect of Changes in Accounting Principles	—
(Income) or Loss from Equity Investees	1
Minority Interest Loss
Income Tax	346
Pre-Tax Income from Continuing Operations	$952

Add: Fixed Charges*	431
Add: Amortization of Capitailzed Interest	—
Add: Distributed Income of Equity Investees	—
Subtract: Interest Capitalized	—
Subtract: Preferred Stock Dividend Requirement	18
Earnings	$1,365

* Fixed Charges
Interest on Long-term Debt	$336
Amortization of Debt Discount, Premium and Expense	13
Interest Capitalized
Other Interest	50
Interest Component of Rentals	14
Preferred Stock Dividend Requirement	18
Fixed Charges	$431

Ratio of Earnings to Fixed Charges	3.2